Exhibit 10.7

FORM OF RESTRICTED STOCK AWARD AGREEMENT – EXECUTIVE OFFICERS
GUARANTY FEDERAL BANCSHARES, INC.
2010 EQUITY PLAN

Name of Participant:
Date of Award:
Total Shares of Restricted Stock:

This Agreement evidences the grant by Guaranty Federal Bancshares, Inc. (the “Company”) of shares of restricted Common Stock ("Restricted Shares") to the “Participant” named above pursuant to the Guaranty Federal Bancshares, Inc. 2010 Equity Plan (the “Plan”). The terms and provisions of the Plan are hereby incorporated into this Agreement by reference. Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Plan.

1.  Vesting.  The Restricted Shares shall vest in accordance with the following vesting schedule:

Period of Service from Date of Award	Vesting Percentage
Less than 2 years	0%
2 years	100%

All further vesting shall cease upon Participant's termination of service with the Company and its Subsidiaries and any non-vested Restricted Shares shall be forfeited upon such termination.

2.           Acceleration of Vesting Upon Death or Disability or Retirement. Notwithstanding paragraph 1 to the contrary, the Restricted Shares shall become 100% vested upon Participant’s termination of service with the Company and its Subsidiaries due to death or disability (as defined in Section 22(e)(3) of the Internal Revenue Code).

3.           Issuance of Restricted Shares. Restricted Shares will be issued in a nominee account with Participant being named the beneficial owner, except that the nominee shall be instructed to follow the sale and transfer requirements set forth in the Plan and this Award Agreement. When the prohibited sale and transfer restrictions lapse with respect to the Restricted Shares the Company shall prepare and deliver to Participant a stock certificate for the shares represented by the Restricted Shares. Notwithstanding the foregoing, if the Company requires reimbursement of any tax required by law to be withheld with respect to the delivery of shares pursuant to this Award, the Secretary of the Company shall not deliver such shares until the required payment is made.

4.           Voting and Other Rights of Restricted Shares. Upon the issuance of the Restricted Shares, Participant shall have all of the rights of a stockholder of the Company, including the right to receive dividends and to vote the Restricted Shares.

5.           3-Year Holding Period.  By accepting the Restricted Shares under this Agreement, Participant agrees not to sell, transfer or otherwise dispose of such shares for a period of three (3) years from the date of this Award Agreement.  Any purported transaction that violates this paragraph shall be null and void ab initio.  Exceptions to such restriction on sale, transfer or disposition may be granted for hardship circumstances to be determined by the Committee.

6.           Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

7.           Participant’s Undertaking. Participant hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or affect one or more of the obligations or restrictions imposed on Participant pursuant to the express provisions of this Agreement and the Plan. Participant further agrees that if he or she is or becomes an insider of the Company for purposes of any applicable securities or other law or the Company’s insider trading policy, then the disposal of shares acquired pursuant to this Agreement shall be subject to restrictions under such law or policy.

8.           Modification of Rights. The rights of Participant under this Agreement are subject to modification and termination in certain events as provided herein and/or the Plan.

9.           Governing Law. This Agreement shall be governed under the laws of the State of Missouri without regard to the principles of conflicts of laws.

10.         Entire Agreement/Severability. This Agreement and the Plan (and the other writings referred to herein) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto. If any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date of this Award agreement. This Award agreement may be executed in counterparts.

GUARANTY FEDERAL BANCSHARES, INC.

By:

Title:

PARTICIPANT